UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 10, 2008

MARTEN TRANSPORT, LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-15010	39-1140809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

129 Marten Street Mondovi, Wisconsin		54755
(Address of principal executive offices)		(Zip Code)

(715) 926-4216

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.  Compensatory Arrangements of Certain Officers.

On December 10, 2008, the company’s Compensation Committee approved a modification to its existing bonus program with the company’s executive officers for the 2008 fiscal year.   Under the revised bonus program, executive officers will be eligible to receive a cash bonus equal to the greater of an amount up to a maximum of 10% of such executive officer’s regular compensation for 2008 or the sum of the amounts determined to be earned by such executive officer under both the Executive Officer Performance Incentive Bonus Plan and the Performance Incentive Bonus Plan.

The Compensation Committee also terminated the Executive Officer Performance Incentive Bonus Plan and the Performance Incentive Bonus Plan effective as of January 1, 2009 and instituted a new discretionary cash bonus plan.  Beginning in 2009 executive officers will be eligible to receive a discretionary cash bonus up to a maximum of 75% of their regular compensation.  Under the plan the Compensation Committee will retain the discretion to determine bonuses for executive officers.

The company’s Compensation Committee based its decision to modify the bonus arrangements in light of the company’s strong financial results amid continuing difficult economic conditions.  In particular the Compensation Committee was influenced by management’s execution in a difficult freight environment.  In addition to the programs discussed above, each executive officer has the opportunity to earn an additional discretionary bonus of up to 10% of their annual base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MARTEN TRANSPORT, LTD.

Dated: December 12, 2008	By	/s/ James J. Hinnendael
James J. Hinnendael
Its: Chief Financial Officer

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